Exhibit (d)(3)

AMENDMENT #3 TO THE

INVESTMENT MANAGEMENT AGREEEMENT

BETWEEN

MIRAE ASSET DISCOVERY FUNDS

AND

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

THIS AMENDMENT #3 (this “Amendment”) is entered into as of June 18, 2012, by and among MIRAE ASSET DISCOVERY FUNDS (the “Trust”), a Delaware statutory trust, and MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the “Investment Manager”), a Delaware limited liability company having its main office at 1 Bryant Park, 39th Floor, New York, NY 10036.

RECITALS

WHEREAS, the parties previously entered into an Investment Management Agreement dated July 9, 2010 (the “Agreement”), which generally provides that Investment Manager shall furnish investment advisory services to each separate series of the Trust set forth in Exhibit A of the Agreement; and

WHEREAS, the parties amended the Agreement as of April 5, 2011 and December 19, 2011; and

WHEREAS, Investment Manager now desires to amend Schedule A to the Agreement to delete the investment management fee that Investment Manager receives for all services rendered with respect to each of Global Great Consumer Fund and Global Dynamic Bond Fund (each a “Fund” and collectively the “Funds”) and replace it with the new investment management fee applicable to each Fund and payable in accordance with Section 9 of the Agreement; and

WHEREAS, this Amendment has been approved in accordance with the provisions of the Investment Company Act of 1940, and the Investment Manager is willing to furnish such services upon the terms and conditions of the Agreement and herein set forth; and

WHEREAS, the Trust and Investment Manager otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.

Schedule A will be amended to reflect the new investment management fee for the Funds by deleting the investment management fee for the Funds from the existing Schedule A and replacing it with:

Name of Fund	Investment Management Fee
Global Dynamic Bond Fund	0.65%
Global Great Consumer Fund	0.95%

IN WITNESS WHEREOF, the Parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Joyce LaPreta	By:	/s/ Joon Kwun
Print Name:	Joyce LaPreta	Print Name:	Joon Kwun
Title:	Secretary	Title:	President & Chief Executive Officer